CALVERT SOCIAL INDEX SERIES, INC.

ADMINISTRATIVE SERVICES AGREEMENT

REVISED AND RESTATED SCHEDULE A

            Listed below are the series of Calvert Social Index Series, Inc. that are entitled to receive administrative services from Calvert Investment Administrative Services, Inc. ("CIAS") under the Administrative Services Agreement dated June 22, 2000, as amended, and which will pay annual fees to CIAS pursuant to the Agreement.

            Calvert Social Index Fund

Class A	0.20%
Class B	0.20%
Class C	0.20%
Class I	0.10%
Class Y	0.20%

                                                      CALVERT SOCIAL INDEX SERIES, INC.

                                                      BY: /s/ William M. Tartikoff

                                                                  William M. Tartikoff

                                                                  Vice President and Secretary

                                                      Calvert INVESTMENT Administrative services, INC.

                                                      BY: /s/  Ronald M. Wolfsheimer

                                                                  Ronald M. Wolfsheimer

Executive Vice President, Chief Financial and Administrative Officer

Effective July 13, 2012